Exhibit 10.3

CHANGE IN CONTROL AGREEMENT

Between

TIM HORTONS INC.

And

PETER NOWLAN

This Agreement is made and entered into effective as of May 21, 2014, by and between TIM HORTONS INC., a corporation governed by the Canada Business Corporations Act (the “EMPLOYER”) and Peter Nowlan, an individual (the “EXECUTIVE”), who are the parties to this Agreement.

RECITALS
(1)    The EMPLOYER and certain of its subsidiaries are engaged in the business of owning, operating and franchising Tim Hortons retail outlets and carrying on ancillary activities incident thereto (the “Business”).
(2)    The EXECUTIVE possesses unique skills, knowledge and experience relating to the Business.
(3)    The EXECUTIVE desires to be employed by the EMPLOYER, and the EMPLOYER desires to retain the EXECUTIVE as the Chief Brand and Marketing Officer of the EMPLOYER.
(4)    The EMPLOYER desires to be assured of the continued services of the EXECUTIVE and to afford him the job security this Agreement provides without, however, increasing the compensation he would otherwise obtain were it not for the occurrence of events foreseen by this Agreement, and the EXECUTIVE desires to be assured that, in the event of a substantial change in the control of the EMPLOYER, the terms, conditions and environment of his employment will not be unreasonably affected.
(5)    This Agreement is intended to be in addition to any other agreements the parties may have entered into concurrently with, or prior to the date hereof, or may enter into prior to a CHANGE IN CONTROL as defined herein, regarding the EXECUTIVE’s employment.
(6)    The EMPLOYER desires to be assured of the objectivity of the EXECUTIVE in evaluating a potential offer, the effect of which would be a change of control of the EMPLOYER, and advising whether or not he believes a potential change of control is in the best interests of the EMPLOYER and its shareholders. The EMPLOYER further desires to be assured of the dedication of the EXECUTIVE to maximizing the value to be received by the shareholders of the EMPLOYER in the circumstances of negotiating or otherwise responding to a proposed change of control, and to

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be assured of the continuity of services of the EXECUTIVE during such time as a proposed change of control is under negotiation or otherwise pending.
(7)    The EXECUTIVE acknowledges and agrees that the consideration supporting the EXECUTIVE’s covenants and obligations set forth herein, consists of initial employment by the EMPLOYER.
In consideration of their mutual covenants expressed herein and for other consideration described herein and as otherwise given by the parties, the parties, intending to be legally bound hereby, agree as follows:
Section 1.     EXECUTIVE’s Rights to Continued Employment in the event of a CHANGE IN CONTROL of the EMPLOYER.
For purposes of this Agreement a “CHANGE IN CONTROL” shall mean the occurrence of:

(a)
An acquisition (other than directly from the EMPLOYER) of any common shares or other voting securities of the EMPLOYER entitled to vote generally for the election of directors (the “Voting Securities”) by any Person (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the EMPLOYER’s then outstanding common shares or the combined voting power of the EMPLOYER’s then outstanding Voting Securities; provided, however, in determining whether a CHANGE IN CONTROL has occurred, common shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a CHANGE IN CONTROL. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the EMPLOYER or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the EMPLOYER (a “Subsidiary”), (ii) the EMPLOYER or its Subsidiaries, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b)
The individuals who, as of September 1, 2013, are members of the Board of the EMPLOYER (the “Incumbent Board”), cease for any reason to constitute at least seventy percent (70%) of the members of the Board; provided, however, that if the election, or nomination for election by the EMPLOYER’s shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(c)	The consummation of:

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(i)
a merger, consolidation, amalgamation or reorganization with or into the EMPLOYER or in which securities of the EMPLOYER are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger where:

(A)
the shareholders of the EMPLOYER immediately before such Merger own directly or indirectly immediately following such Merger at least seventy percent (70%) of the combined voting power of the outstanding voting securities of the corporation resulting from such Merger (the “Surviving THI”) in substantially the same proportion as their ownership of the Voting Securities immediately before such Merger,

(B)
the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least two-thirds of the members of the board of directors of the Surviving THI, or a corporation beneficially directly or indirectly owning a majority of the voting securities of the Surviving THI, and

(C)
no Person other than (i) the EMPLOYER, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger was maintained by the EMPLOYER or any Subsidiary, or (iv) any Person who, immediately prior to such Merger had Beneficial Ownership of thirty percent (30%) or more of the EMPLOYER’s then outstanding common shares or the combined voting power of the EMPLOYER’s then outstanding Voting Securities, has Beneficial Ownership of thirty percent (30%) or more of the then outstanding common shares of the Surviving THI or the combined voting power of the Surviving THI’s then outstanding voting securities;

(ii)	a complete liquidation or dissolution of the EMPLOYER; or

(iii)	the sale or other disposition of all or substantially all of the assets of the EMPLOYER to any Person (other than a transfer to a Subsidiary).
Notwithstanding the foregoing, a CHANGE IN CONTROL shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding common shares or Voting Securities as a result of the acquisition of common shares or Voting Securities by the EMPLOYER which, by reducing the number of common shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a CHANGE IN CONTROL would occur (but for the operation of this sentence) as a result of the acquisition of common shares or Voting Securities by the EMPLOYER, and after such acquisition by the EMPLOYER, the Subject Person becomes the Beneficial Owner of any additional common shares or Voting Securities which increases the percentage voting power of the then-outstanding Voting Securities Beneficially Owned by the Subject Person, then a CHANGE IN CONTROL shall occur.

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If the EXECUTIVE’s employment is terminated by the EMPLOYER without CAUSE prior to the date of a CHANGE IN CONTROL but the EXECUTIVE reasonably demonstrates that the termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a CHANGE IN CONTROL or (B) otherwise arose in connection with, or in anticipation of, a CHANGE IN CONTROL which has been threatened or proposed, such termination shall be deemed to have occurred after a CHANGE IN CONTROL for purposes of this Agreement provided a CHANGE IN CONTROL shall actually have occurred.
1.1    From and after the date of occurrence of a CHANGE IN CONTROL, the EMPLOYER shall cause the EXECUTIVE to be employed, and the EXECUTIVE shall accept employment, with the duties, nature and place of such employment as described in Section 2 of this Agreement. Solely for purposes of this Agreement, the term of such employment, referred to hereinafter as the “EMPLOYMENT TERM,” shall commence on the date when the CHANGE IN CONTROL shall have occurred and shall end on the earlier of:

(a)	the second anniversary of the first to occur of:

(i)
the date when the occurrence of an event described in subparagraph (a) of Section 1 hereof shall be disclosed in (A) a Schedule 13D or other such similar or successor form promulgated by the Securities and Exchange Commission or Ontario Securities Commission, filed with the Securities and Exchange Commission of Washington, D.C. or (B) an insider report filed with the Ontario Securities Commission in Toronto, Ontario, Canada, and the duplicate of which is actually received by the EMPLOYER, or

(ii)	the date on which a transaction described in subparagraph (c) of Section 1 of this Agreement (other than a Non-Control Transaction) shall be consummated, or

(iii)
the first date on which at least thirty percent (30%) of the members of the Board of Directors of the EMPLOYER are not members of the Incumbent Board as described in subparagraph (b) of Section 1 of this Agreement; or

(b)	the date when the EMPLOYMENT TERM shall be terminated by the EMPLOYER for CAUSE or by the EXECUTIVE without GOOD REASON (as such terms are defined in Section 4 of this Agreement); or

(c)	the death of the EXECUTIVE.
Section 2.     Duties, Nature and Place of Employment. During the EMPLOYMENT TERM, the EXECUTIVE shall provide the EMPLOYER with such executive, financial, administrative, and consulting services in managing and directing the EMPLOYER’s business, which includes the provision of services on behalf of the EMPLOYER to the EMPLOYER’s Subsidiaries in respect of the Business, as may be required by the EXECUTIVE’s job description, as provided to EXECUTIVE upon commencement of employment, or as amended by the agreement of the parties hereafter, or reasonably requested and directed from time to time by action of the EMPLOYER’s President and Chief Executive Officer or Board of Directors, as applicable. The EXECUTIVE shall at all times faithfully, industriously and to the best of his ability and talent perform all of the duties that may be required or requested of him pursuant to the express terms and conditions of this Agreement. Such duties shall be performed in Oakville, Ontario and, on a periodic basis, at such other place or places

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as the interests, needs, business and opportunities of EMPLOYER, or the EMPLOYER’s other Subsidiaries, shall reasonably require.
Section 3.     Remuneration during the EMPLOYMENT TERM. During the EMPLOYMENT TERM, the EXECUTIVE shall receive from the EMPLOYER, the salary, benefits and perquisites being paid to or afforded him immediately prior to the date of occurrence of the CHANGE IN CONTROL, subject to annual review in the normal course of business as described in subsection 3.1 herein. Such salary shall be paid to the EXECUTIVE on the same days of each month as the EMPLOYER pays its other employees. The EXECUTIVE shall also be eligible to participate in an annual bonus plan, not less favourable than such plan that EXECUTIVE was eligible for immediately prior to the date of occurrence of the CHANGE IN CONTROL. The EXECUTIVE shall also be entitled to all rights afforded him under the terms of any outstanding stock options granted him by the EMPLOYER and all incentive compensation and deferred compensation programs maintained by the EMPLOYER in which the EXECUTIVE was entitled to participate immediately preceding the CHANGE IN CONTROL, or successors to such programs.
3.1    During the EMPLOYMENT TERM, the EMPLOYER’s Board of Directors, or a duly authorized committee thereof shall review annually the performance of the EXECUTIVE, the results of operations and financial condition of the EMPLOYER, together with prevailing economic conditions and other factors, and consider and determine whether to accept or vary a recommendation of the EMPLOYER:

(a)	whether the EMPLOYER should increase EXECUTIVE’s salary, and

(b)	whether the EXECUTIVE should be paid a bonus pursuant to the applicable bonus plan.
3.2    During the EMPLOYMENT TERM, the EMPLOYER shall cause the EXECUTIVE, his spouse and dependent children (in each case, if applicable) to be enrolled in and covered by group life, hospitalization, major medical and disability income insurance coverages under insurance plans and executive physical examination plans not less favourable to the EXECUTIVE than the plans of such description in effect immediately prior to the date of occurrence of the CHANGE IN CONTROL.
3.3    During the EMPLOYMENT TERM, the EMPLOYER shall cause the EXECUTIVE to be a participant in one or more retirement income (pension) plans which afford participation and benefits to the EXECUTIVE on a basis not less favourable to the EXECUTIVE than the plans of such description in effect immediately prior to the date of occurrence of the CHANGE IN CONTROL.
3.4    During the EMPLOYMENT TERM, the EMPLOYER shall cause reimbursement to be paid promptly to the EXECUTIVE for all expenses reasonably incurred by him in connection with performing his duties pursuant hereto.
3.5    During the EMPLOYMENT TERM, in the event that the insurance and physical examination plan benefits required by paragraph 3.2, above, or the retirement income (pension) plan benefits required by paragraph 3.3, above, are not actually available to the EXECUTIVE under the terms of the plan(s) or applicable law, then the EMPLOYER shall make available to the EXECUTIVE an equivalent benefit, or an amount of cash consideration sufficient to fund or purchase an equivalent benefit, computed as if he had received a full year of service (for vesting and benefit purposes) for each of his years of service with EMPLOYER, or any other affiliate or Subsidiary of the EMPLOYER,

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including any years for which he is entitled to payment under Section 3 during the EMPLOYMENT TERM.
Section 4.     Termination of Employment of the EXECUTIVE during the EMPLOYMENT TERM. The EXECUTIVE’s employment hereunder may be terminated during the EMPLOYMENT TERM under the following circumstances:
4.1    Cause. The EMPLOYER may terminate the EXECUTIVE’s employment under this Agreement for “CAUSE.” A termination for CAUSE is a termination by reason of the good faith determination by the EMPLOYER’s Board of Directors, that the EXECUTIVE (a) willfully and continually failed to substantially perform his duties with the EMPLOYER (other than a failure resulting from the EXECUTIVE’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the EXECUTIVE by the EMPLOYER, with the prior approval of the EMPLOYER’s Board of Directors, which specifically identifies the manner in which the EMPLOYER believes that the EXECUTIVE has not substantially performed his duties and such failure substantially to perform continues for at least fourteen (14) days, or (b) has willfully engaged in conduct which is demonstrably and materially injurious to the EMPLOYER, monetarily or otherwise, or (c) has otherwise materially breached this Agreement (including, without limitation, a voluntary termination of the EXECUTIVE’s employment by the EXECUTIVE during the EMPLOYMENT TERM). No act, nor failure to act, on the EXECUTIVE’s part, shall be considered “willful” unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the EMPLOYER. Notwithstanding the foregoing, the EXECUTIVE’s employment shall not be deemed to have been terminated for CAUSE unless and until (1) there shall have been delivered to the EXECUTIVE a copy of a written NOTICE OF TERMINATION (as defined in Section 4.3 below), which, with respect to termination under this Section 4.1 only, sets forth that the EXECUTIVE was guilty of conduct set forth above in clause (a), (b) or (c) of the first sentence of this Section 4.1 and specifies the particulars thereof in detail, and (2) the EXECUTIVE shall have been provided an opportunity to be heard by the Board of Directors of the EMPLOYER (with the assistance of the EXECUTIVE’s counsel).
4.2    (a)  Good Reason. The EXECUTIVE may terminate his employment for “GOOD REASON.” For purposes of this Agreement, GOOD REASON shall mean the occurrence after a CHANGE IN CONTROL of any of the events or conditions described in Subsections (1) through (5) hereof without the EXECUTIVE’s express written consent:

(1)
a change in the EXECUTIVE’s status, title, position or responsibilities (including reporting responsibilities) which, in the EXECUTIVE’s reasonable judgment, does not represent a promotion from his status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the EXECUTIVE of any duties or responsibilities which, in the EXECUTIVE’s reasonable judgment, are inconsistent with such status, title, position or responsibilities; or any removal of the EXECUTIVE from or failure to reappoint or reelect him to any of such positions, except in connection with the termination of his employment for DISABILITY, CAUSE, as a result of his death, or by the EXECUTIVE other than for GOOD REASON;

(2)	a reduction by the EMPLOYER in the EXECUTIVE’s base salary as in effect immediately prior to the CHANGE IN CONTROL or as the same may be increased from time to time thereafter;

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(3)
the EMPLOYER requiring the EXECUTIVE to be based at any place outside a 50 kilometre radius from the EXECUTIVE’s business office location immediately prior to the CHANGE IN CONTROL, except for reasonably required travel on the EMPLOYER’s behalf, or on behalf of a Subsidiary of the EMPLOYER (or its successor’s) business (or the business of any successor to the EMPLOYER or a subsidiary of the EMPLOYER as the controlling voting shareholder (whether direct or indirect) of the EMPLOYER) which is not materially greater than such travel requirements prior to the CHANGE IN CONTROL;

(4)
the failure by the EMPLOYER to continue to provide the EXECUTIVE with compensation and benefits substantially similar (in terms of benefit levels and/or reward opportunities) to those provided for under this Agreement and those provided to him under any of the employee benefit plans in which the EXECUTIVE becomes a participant, or the taking of any action by the EMPLOYER which would directly or indirectly materially reduce any of such benefits or deprive the EXECUTIVE of any material fringe benefit enjoyed by him at the time of the CHANGE IN CONTROL; or

(5)	any material breach by the EMPLOYER of any provision of this Agreement.
(b)    The EXECUTIVE’s right to terminate his employment pursuant to this Section 4.2 shall not be affected by his incapacity due to physical or mental illness.
4.3    Notice of Termination. Any purported termination by the EMPLOYER or by the EXECUTIVE shall be communicated by written NOTICE OF TERMINATION to the other. For purposes of this Agreement, a “NOTICE OF TERMINATION” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the EXECUTIVE’s employment under the provision so indicated. If the EXECUTIVE’s employment is terminated by the EMPLOYER for any reason, NOTICE OF TERMINATION must be given at least 30 days prior to the EXECUTIVE’s TERMINATION DATE (as defined below). For purposes of this Agreement, no such purported termination, other than due to the EXECUTIVE’s death, shall be effective without such NOTICE OF TERMINATION.
4.4    Termination Date, Etc. “TERMINATION DATE” shall mean, (a) the date of the EXECUTIVE’s death or (b) if the EXECUTIVE’s employment is terminated for any reason other than due to death, the date specified in the NOTICE OF TERMINATION.
Section 5.     Compensation Upon Termination. Subject to Section 8.4, upon termination of the EXECUTIVE’s employment during the EMPLOYMENT TERM, the EXECUTIVE shall be entitled to the following benefits:
5.1    If the EXECUTIVE’s employment shall be terminated by the EMPLOYER for CAUSE or by the EXECUTIVE other than for GOOD REASON, the EMPLOYER shall pay the EXECUTIVE his full base salary and accrued vacation pay through the TERMINATION DATE, plus any benefits or awards which pursuant to the terms of any compensation or benefit plan have been earned or become payable, but which have not yet been paid to the EXECUTIVE, and the EMPLOYER shall have no further obligations to the EXECUTIVE under this Agreement. The EXECUTIVE’s benefits thereafter shall be determined in accordance with the EMPLOYER’s employee benefit plans and other applicable programs and practices then in effect.

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5.2    If the EXECUTIVE’s employment terminates by reason of the EXECUTIVE’s death, the EMPLOYER shall pay the EXECUTIVE’s beneficiaries his full base salary and accrued vacation pay through the TERMINATION DATE, plus any benefits or awards which pursuant to the terms of any compensation or benefit plan have been earned or become payable, but which have not yet been paid to the EXECUTIVE and a pro rata portion of any bonus or incentive award that the EXECUTIVE would have been entitled to receive in respect of the calendar year in which the EXECUTIVE’s TERMINATION DATE occurs had he continued in employment until the end of such calendar year, payable at the same time that such bonuses or awards are payable to other employees of the EMPLOYER. In the case of the EXECUTIVE’s death, the EXECUTIVE’s beneficiaries’ benefits shall be determined in accordance with the EMPLOYER’s employee benefit plans and other applicable programs and practices then in effect.
5.3    If the EXECUTIVE’s employment shall be terminated (i) by the EMPLOYER other than for CAUSE or death, or (ii) by the EXECUTIVE for GOOD REASON, then the EXECUTIVE shall be entitled to the benefits provided below:

(a)
the EMPLOYER shall pay the EXECUTIVE his full base salary and accrued vacation pay through the TERMINATION DATE, plus the benefits or awards which pursuant to the terms of any of the EMPLOYER’s compensation or benefit plans have been earned or become payable as if all objectives including the completion of the award cycle thereunder had been met, but which have not yet been paid to the EXECUTIVE, and a pro rata portion of any bonus or incentive award that the EXECUTIVE would have been entitled to receive in respect of the calendar year in which the EXECUTIVE’s TERMINATION DATE occurs had he continued in employment until the end of such calendar year, calculated as if all performance targets under the applicable plan had been fully met at the target level by the EMPLOYER and/or by the EXECUTIVE, as applicable; provided, however, that the bonus payment provided for in this Section 5.3(a) shall be reduced (but not below zero) by the amount, if any, payable to the EXECUTIVE in respect of the year in which the EXECUTIVE’s TERMINATION DATE occurs under the provisions of any other bonus or incentive plan, as applicable.

(b)
as severance pay and in lieu of any further salary for periods subsequent to the TERMINATION DATE, the EMPLOYER shall pay to the EXECUTIVE in a single payment an amount in cash equal to two times the greater of (I) the sum of (A) the EXECUTIVE’s annual base salary at the rate in effect at the time NOTICE OF TERMINATION is given and (B) annual target bonus amount in effect at the time NOTICE OF TERMINATION is given, or (II) the sum of (A) the average of the EXECUTIVE’s annual base salary at the rate in effect at the time NOTICE OF TERMINATION is given and the EXECUTIVE’s annual base salary for each of the two years prior thereto; and (B) the average of the annual target bonus amount in effect at the time NOTICE OF TERMINATION is given and the EXECUTIVE’s annual target bonus amount for each of the two years prior thereto.

(c)
as additional severance, the EMPLOYER shall pay to the EXECUTIVE in a single payment an amount equal to the present value of the employer contributions the EXECUTIVE would have accrued under the EMPLOYER’s registered pension plan and supplemental plan, if any, if he had remained an employee for two years following the TERMINATION DATE. For purposes of this determination, the base

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salary of the EXECUTIVE over this period shall be equal to his base salary in effect at the TERMINATION DATE, and the employee contribution rate of the EXECUTIVE under the registered pension plan shall be equal to the contribution rate in effect at the TERMINATION DATE. Present values shall be determined using a discount rate equal to the interest rate recommended by the Canadian Institute of Actuaries for the computation of transfer values from a registered pension plan.

(d)
for the two years following the TERMINATION DATE, the EMPLOYER shall at its expense continue on behalf of the EXECUTIVE and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits which were being provided to the EXECUTIVE at the time NOTICE OF TERMINATION is given. The benefits provided in this Section 5.3(d) shall be no less favourable to the EXECUTIVE, in terms of amounts and deductibles and costs to him, than the coverage provided the EXECUTIVE under the EMPLOYER’s plans providing such benefits at the time NOTICE OF TERMINATION is given. The EMPLOYER’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the EXECUTIVE obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the EMPLOYER may reduce the coverage of any benefits it is required to provide the EXECUTIVE hereunder as long as the aggregate coverage of the combined benefit plans is no less favourable to the EXECUTIVE in terms of amounts and deductibles and costs to him, than the coverage which would be provided hereunder by the EMPLOYER to the EXECUTIVE at the time the NOTICE OF TERMINATION is given. Except as expressly set forth above, this paragraph (d) shall not be interpreted so as to limit any benefits to which the EXECUTIVE or his dependents may be entitled under any of the EMPLOYER’s employee benefit plans, programs or practices following the EXECUTIVE’s termination of employment. Where such benefits as contemplated in this section 5.3(d) are not available to EXECUTIVE as a result of EXECUTIVE not being employed by the EMPLOYER, the EMPLOYER shall pay, in a lump sum, the present value of the cost of such benefits, had they been available under the same terms and conditions and the EMPLOYER benefit plans, and net of any required contribution by the EXECUTIVE.

(e)
for the two years following the TERMINATION DATE, the EMPLOYER shall pay to the EXECUTIVE a monthly allowance equal to a pre-determined monthly amount for the car payment, gas, maintenance and insurance for the grade level of the EXECUTIVE, established by the EMPLOYER from time to time, to replace the benefit of the car being used by the EXECUTIVE prior to the TERMINATION DATE. The EXECUTIVE shall return the car being used by such EXECUTIVE to the EMPLOYER upon the TERMINATION DATE.

5.4    The amounts provided for in Sections 5.1, 5.2 and 5.3(a), (b) and (c) shall be paid within ten days after the EXECUTIVE’s TERMINATION DATE.
5.5    The EXECUTIVE shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment, except as otherwise set forth in Section 5.3(d) hereof, shall be offset or reduced by the amount of any compensation or benefits provided to the EXECUTIVE in any subsequent employment.

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Section 6.     Effect of a Change in Control on Equity Awards. If, during the EMPLOYMENT TERM, the EXECUTIVE’s employment shall be terminated (i) by the EMPLOYER other than for CAUSE or death or (ii) by the EXECUTIVE for GOOD REASON, (a) any options to purchase shares of the EMPLOYER and any stock appreciation rights or restricted stock units, or other equity awards granted by the EMPLOYER to the EXECUTIVE, which are not yet fully vested and exercisable, shall become fully vested and exercisable, and (b) any restrictions remaining at that time on any stock award to the EXECUTIVE by the EMPLOYER shall lapse. If, during the EMPLOYMENT TERM, the EXECUTIVE’s employment is terminated by the EMPLOYER for CAUSE, by the EXECUTIVE’s death, or by the EXECUTIVE other than for GOOD REASON, the treatment of any options to purchase shares of the EMPLOYER, any stock appreciation rights or restricted stock units, or other equity awards granted by the EMPLOYER to the EXECUTIVE, or any stock award to the EXECUTIVE by the EMPLOYER shall be determined pursuant to the terms of the applicable EMPLOYER Stock Incentive Plan, which shall be in effect, as amended, supplemented or restated, as of the applicable time, that governs the treatment of such options, stock appreciation rights, restricted stock units, stock awards or other equity awards.
Section 7.    Fees and Expenses. The EMPLOYER shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) incurred in good faith by the EXECUTIVE as a result of (a) the termination of the EXECUTIVE’s employment by the EMPLOYER or by the EXECUTIVE for GOOD REASON (including all such fees and expenses, if any, incurred in contesting, defending or disputing the basis for any such termination of employment), or (b) the EXECUTIVE seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the EMPLOYER under which the EXECUTIVE is or may be entitled to receive benefits in accordance with the terms hereof; provided, however, that such payments by EMPLOYER of reasonable legal fees and related expenses of EXECUTIVE shall be required only to the extent that the EXECUTIVE is determined, by non-appealable order of a court of competent jurisdiction or through a properly conducted arbitration proceeding, to be the prevailing party in any claim, dispute or action relating to matters described in items (a) or (b) above.
Section 8.     Protection of Business. Notwithstanding anything to the contrary in this Agreement:
8.1    At all times during the EMPLOYMENT TERM while the EXECUTIVE is employed by the EMPLOYER, the EXECUTIVE will not participate as a partner, joint venturer, officer, director, employee, or representative, or have any direct financial interest in, any business or enterprise conducting a quick service restaurant business in the United States or Canada, other than a business or enterprise engaged in operating restaurants under a franchise granted by the EMPLOYER, or any affiliated person; provided, that the ownership by EXECUTIVE of securities of a public corporation shall not be a violation of this subparagraph so long as (a) the EXECUTIVE does not own, directly or indirectly, more than five percent (5%) of any class of the securities of such corporation, and (b) the value of such securities does not exceed ten percent (10%) of the net worth of the EXECUTIVE; and provided further that ownership by EXECUTIVE of securities of the EMPLOYER or any successor to the EMPLOYER by merger or other form of transaction contemplated by subparagraph (a) or (c) of Section 1 hereof shall not be a violation of this subparagraph.
8.2    Notwithstanding anything to the contrary contained in this Agreement, the EXECUTIVE shall be required to pre-clear with the senior attorney in the EMPLOYER’s securities practice group (the “Senior Attorney”), or his/her designee, any trades in the securities of the EMPLOYER of which the EXECUTIVE is the legal or beneficial owner, or any securities of any successor of the

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EMPLOYER following a CHANGE IN CONTROL, for a period of 12 months following the TERMINATION DATE. The EXECUTIVE may not effectuate trades where the Senior Attorney or his/her designee has not provided a permissive trading recommendation. It is the EXECUTIVE’s obligation and responsibility to comply with all applicable securities laws, including but not limited to insider reporting requirements, for so long as, and to the extent, applicable.
8.3    Notwithstanding anything to the contrary contained in this Agreement, the restrictions on competition and other restrictions imposed upon the EXECUTIVE by this Section 8 may be enforced by the EMPLOYER or any of its Subsidiaries by an action for an injunction, it being agreed (in view of the general practical impossibility of determining by computation or legal proof of the exact amount of damages, if any, resulting to the EMPLOYER or any of its Subsidiaries from a violation by the EXECUTIVE of the provisions of this Section 8) that there would be no adequate remedy at law for any breach by the EXECUTIVE of any such restriction.
8.4    Notwithstanding anything set forth herein to the contrary, the EXECUTIVE acknowledges and agrees that the EMPLOYER’s Recoupment Policy Relating to Performance-Based Compensation originally adopted by the Board of Directors of Tim Hortons Inc., a Delaware corporation, on February 19, 2009 and assumed and adopted by the Board of Directors of the EMPLOYER on September 28, 2009, as may be amended from time to time thereafter (the “Recoupment Policy”) (a) is binding on the EXECUTIVE, (b) the EXECUTIVE is a “Senior Executive” under such Recoupment Policy, (c) all performance-based compensation awarded to the EXECUTIVE in accordance with the terms and conditions of this Agreement or otherwise under any incentive, bonus or other plan of the EMPLOYER or its Subsidiaries are subject to the Recoupment Policy and (d) the EXECUTIVE acknowledges having received a copy of the Recoupment Policy.
Notwithstanding anything to the contrary contained herein, all payments, awards, and other amounts payable or due to the EXECUTIVE hereunder are subject to the EMPLOYER’s (or an affiliate of the EMPLOYER’s) right to reclaim, or require forfeiture of, such payments or other amounts in accordance with the terms of any separate agreement, understanding, or arrangement between the EXECUTIVE and the EMPLOYER, or any affiliate of the EMPLOYER, including but not limited to any employment agreement, offer letter for initial employment, promotional letter setting forth the terms of the EXECUTIVE’s promotion, change in control agreement, and/or post-employment covenant agreement, including but not limited to the Covenants Agreement (as hereinafter defined).
Section 9.     Notices and Payments. All payments required or permitted to be made under the provisions of this Agreement, and all notices and other communications required or permitted to be given or delivered under this Agreement to the EMPLOYER or to the EXECUTIVE, which notices or communications must be in writing, shall be deemed to have been given if delivered by hand, or mailed by first class mail, addressed as follows:
9.1    if to the EMPLOYER, to:
President and CEO
Tim Hortons Inc.
874 Sinclair Road
Oakville, ON L6K 2Y1

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With a copy to:
General Counsel
Tim Hortons Inc.
874 Sinclair Road
Oakville, ON L6K 2Y1
9.2    if to EXECUTIVE, to:
____________________
____________________
____________________

The EMPLOYER or the EXECUTIVE may, by notice given to the others from time to time, designate a different address for making payments required to be made, and for the giving of notices or other communications required or permitted to be given, to the party designating such new address. Any payment, notice or other communication required or permitted to be given in accordance with this Agreement shall be deemed to have been given if and when placed in the U.S. or Canadian Mail (as applicable), addressed and mailed as provided above.
Section 10.    Payroll Taxes. Any payment required or permitted to be made or given to the EXECUTIVE pursuant to this Agreement shall be subject to the withholding and other requirements of applicable laws, and to the deduction requirements of any benefit plan maintained by the EMPLOYER in which the EXECUTIVE is a participant, and to all reporting, filing and other requirements in respect of such payments, and the EMPLOYER shall promptly satisfy all such requirements.
Section 11.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.
Section 12.    Duplicate Originals. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, shall constitute a single instrument.
Section 13.    Captions. The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning.
Section 14.    Severability. If any provision of this Agreement or the application of any provision to any person or any circumstances shall be determined to be invalid or unenforceable, then such determination shall not affect any other provision of this Agreement or the application of said provision to any other person or circumstance, all of which other provisions shall remain in full force and effect. It is the intention of the EMPLOYER and the EXECUTIVE that if any provision of this Agreement is susceptible of two or more constructions, one of which would render the provision enforceable and other or others of which would render the provision unenforceable, then the provision shall have the meaning which renders it enforceable.
Section 15.    Number and Gender. When used in this Agreement, the number and gender of each pronoun shall be construed to be such number and gender as the context, circumstances or its antecedent may require.

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Section 16.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns (including successive, as well as immediate, successors and assigns) of the EMPLOYER; provided, however, that the obligations of this Agreement may not be transferred by the EMPLOYER, except in accordance with the following proviso: provided further, however, that if the EMPLOYER transfers to any other person substantially all of its assets and/or business by merger, amalgamation, consolidation, sale of assets or otherwise, the EMPLOYER must transfer its obligations hereunder to such other person and such other person must accept such transfer and assume the obligations of the EMPLOYER imposed hereby, resulting in a permissible assignment and transfer of this Agreement by the EMPLOYER. The EMPLOYER shall notify the EXECUTIVE in writing within thirty (30) days following any transfer of business and assets that the transferee has accepted the transfer and assumption of the EMPLOYER’s obligations under this Agreement. This Agreement shall inure to the benefit of and be binding upon the heirs and assigns (including successive, as well as immediate, assigns) of the EXECUTIVE; provided, however, that the rights of the EXECUTIVE under this Agreement may be assigned only to his personal representative or by will or pursuant to applicable laws of descent and distribution.
Section 17.    Arbitration. All matters in difference between the parties in relation to this Agreement shall be referred to the arbitration of a single arbitrator if the parties agree upon one, otherwise to three arbitrators, one to be appointed by each party and a third to be chosen by the first two named before they enter upon the business of arbitration. Such arbitration shall take place in the City of Toronto, or as the parties may otherwise agree in writing. The award and determination of the arbitrator or arbitrators or any two of the three arbitrators shall be binding upon the parties and their respective heirs, executors, administrators and assigns. During the pendency of such arbitration proceedings, the EXECUTIVE shall be entitled to the full benefits provided by the Agreement.
Section 18.    Additional Terms Set Forth in Employment and Post-Employment Covenants Agreement. The EXECUTIVE and the EMPLOYER have entered into the Employment and Post-Employment Covenants Agreement, dated effective as of July 2, 2013 (the “Covenants Agreement”), which sets forth obligations on the EXECUTIVE regarding confidentiality, non-competition, non-solicitation and others. The terms of the Covenants Agreement shall apply in addition to all of the terms set forth herein (and not in replacement of any of the terms hereof), and a breach of the terms of the Covenants Agreement shall result in a breach of the terms of this Agreement as well.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed to be effective as of the date first above written.

EXECUTIVE:
/s/ PETER NOWLAN
Peter Nowlan

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THE EMPLOYER: TIM HORTONS INC.
By:	/s/ STEVE WUTHMANN
Name: Steve Wuthmann
Title: EVP, Human Resources